Exhibit 99.1

DiamondRock Hospitality Company Announces Strong First Quarter 2006 Results

BETHESDA, Md., May 2 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for the fiscal quarter ended March 24, 2006. DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotels in North America.

First Quarter 2006 Highlights

*	RevPAR
	-	Pro forma same-store revenue per available room (“RevPAR”) for our current portfolio, including our newly acquired hotels, increased 13.1 percent over the comparable period in 2005.
	-	For those hotels that we owned for the entire quarter, same-store RevPAR increased 9.8 percent despite the impact of hotel renovation projects.

*	Hotel Profit Margins
	-	Pro forma same-store hotel profit margins for our current portfolio, including our newly acquired hotels, increased approximately 240 basis points.
	-	For those hotels that we owned for the entire quarter, same-store hotel profit margins increased approximately 110 basis points despite the impact of hotel renovation projects.

*	Adjusted EBITDA of $20.9 million.

*	Adjusted Funds from Operations (“Adjusted FFO”) of $15.1 million and Adjusted FFO per share of $0.29.

*

We acquired the Chicago Marriott Downtown Magnificent Mile (“Chicago Marriott Downtown”) at the end of the quarter and we acquired the Westin Atlanta North at Perimeter Center (“Westin Atlanta North”) in the second quarter.

*	After quarter end, we completed a very successful secondary equity offering with net proceeds of $238.2 million.

William W. McCarten, chairman and chief executive officer, stated, “The first quarter results were very strong despite the impact of hotel renovation projects in the quarter. The performance of the portfolio was enhanced by a number of positive factors: strong industry fundamentals, concentration of our portfolio in high growth markets such as New York, Chicago, and Los Angeles, and the positive benefits of our value-add asset management strategies such as the conversion of one of our Manhattan hotels from an independent brand to a powerful, nationally known brand (Courtyard by Marriott). We remain bullish on the outlook for the balance of 2006.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margin,” “FFO,” “Adjusted FFO” and “Same Store.” Moreover, the discussions of RevPAR, Adjusted EBITDA and Hotel Adjusted EBITDA Margin assume that the acquired hotels were owned by the Company for the comparable reporting periods of 2005.

For the first fiscal quarter, beginning January 1, 2006 and ended March 24, 2006, the Company reported revenues of $83.1 million and net income of $4.4 million (or $0.08 per share). Adjusted EBITDA was $20.9 million. Adjusted FFO and Adjusted FFO per share were $15.1 million and $0.29 per share, respectively.

Entire Portfolio

Pro forma same-store RevPAR for our current portfolio of hotels, including the hotels acquired at or after quarter end, increased 13.1 percent from $98.48 to $111.34 as compared to the same period in 2005, driven by a 10.0 percent increase in the average daily rate and a 1.9 percentage point increase in occupancy.

Pro forma same-store Hotel Adjusted EBITDA Margins for our current portfolio of hotels, including the hotels acquired at or after quarter end, increased approximately 240 basis points (from 23.2 percent to 25.6 percent) over the same period in 2005.

The RevPAR and Hotel Adjusted EBITDA Margins are presented on a pro forma basis as if the Chicago Marriott Downtown and the Westin Atlanta North were acquired on the first day of the first quarter of 2006 and all of our acquisitions that occurred in 2005 occurred on the first day of the first quarter of 2005. Because the Chicago Marriott Downtown and Westin Atlanta North had excellent growth in the first quarter, the inclusion of these hotels increased the overall RevPAR results by 3.3 percentage points and Hotel Adjusted EBITDA Margins by 130 basis points.

Period of Ownership

Same-store RevPAR for the hotels that we owned for the entire quarter increased 9.8 percent from $103.38 to $113.48 as compared to the same period in 2005, driven exclusively by a 9.8 percent increase in the average daily rate. Same-store Hotel Adjusted EBITDA Margins for our hotels increased 110 basis points (from 26.6 percent to 27.7 percent) over the same period in the prior year.

Acquisition of the Chicago Marriott Downtown & Westin Atlanta North

On March 24, 2006, the last day of our fiscal quarter, we acquired the 1,192-room Chicago Marriott Downtown. It is located in the heart of Chicago’s famed retail district on Michigan Avenue known as the “Magnificent Mile.” The contractual purchase price for the hotel was $295 million plus approximately $11 million of net consideration in the form of an assumed property tax liability and other adjustments. The hotel is budgeted to generate over $23.7 million of Adjusted EBITDA for our period of ownership in 2006.

On May 2, 2006, we acquired the 369-room Westin Atlanta North hotel. The Perimeter Center market boasts over 23 million square feet of office space and major demand generators like General Electric, Microsoft, Eli Lilly as well as three world-class hospitals located less than one mile from the hotel. The hotel was acquired for total consideration of $61.5 million. We project the need for approximately $3 million of capital upgrades at the hotel. Upon our acquisition, Noble Management Group, LLC took over management of the hotel pursuant to a new Westin franchise agreement. The hotel is budgeted to generate over $3.7 million of EBITDA for our period of ownership in 2006, and $6.3 million of Adjusted EBITDA over the forward 12 months from our acquisition date.

Secondary Offering

On April 4, 2006, we completed our secondary offering of 19.3 million shares of common stock, including the shares sold pursuant to the over- allotment option of the underwriters. DiamondRock received cash proceeds, after deducting offering costs, of $238.2 million. After this offering, we have 70.1 million shares of common stock outstanding.

Balance Sheet & Recent Financing Activity

As of the end of the first quarter, we had total assets of $1.4 billion and total debt of $751 million. This debt includes $79.5 million outstanding on a bank term loan obtained in connection with the acquisition of the Chicago Marriott Downtown as well as $33.0 million outstanding on our corporate credit facility. Additionally, we assumed approximately $220 million of floating- rate property specific debt in connection with the acquisition of the Chicago Marriott Downtown hotel.

During the second quarter we repaid the entire balance under our corporate credit facility and the $79.5 million bank term loan with a portion of the proceeds from our secondary equity offering. In addition, we refinanced (with no prepayment penalty) the $220 million floating-rate debt secured by the Chicago Marriott Downtown with a 10-year $220 million fixed-rate loan that bears interest at 5.98%.

As previously announced, Lehman Brothers Bank has provided a commitment to refinance the existing mortgage loan on the Courtyard Manhattan/Fifth Avenue. Pursuant to this commitment, we expect to refinance the existing $23 million floating-rate loan with a $51 million fixed-rate loan that matures in 10 years and will bear interest at 6.48%. The new loan proceeds allow us to finance out more than 150% of our total investment in the hotel. The loan is expected to close in the second quarter.

After completing the expected refinancing of the Courtyard Manhattan/Fifth Avenue, we will have total debt of $666 million. The debt will be comprised entirely of fixed-rate, property-specific mortgages with an average weighted interest rate of 5.7 percent and a weighted average maturity of over 9 years.

Outlook

We are providing updated guidance, but do not undertake to update it for any developments in our business. Achievement of the anticipated results is subject to the risks disclosed in our filings with the Securities and Exchange Commission.

The guidance below includes the estimated disruption impact of the planned $89.5 million of renovations of our hotels during 2006. Furthermore, the RevPAR and Hotel Adjusted EBITDA margin guidance are presented on a pro forma basis as they assume that we owned all of our hotels for the comparable reporting periods of 2005. However, our guidance does not include the results from any hotel that we acquired in 2006 for the period prior to our ownership in 2006 (or the comparable reporting period of 2005). Finally, our guidance does not reflect the impact of any additional hotel acquisitions.

For the period that we own our hotels in 2006, we expect:

*	RevPAR to increase 8.5 to 10.5 percent.

*	Hotel Adjusted EBITDA Margins to increase 160 to 210 basis points.

*	Adjusted EBITDA of $122.0 million to $125.0 million.

*

Adjusted FFO of $82.5 million to $85.5 million.  The updated Adjusted FFO guidance assumes that the full-year tax expense will increase from $600 thousand to $3.0 million as a result of our 2006 acquisitions and out performance at certain hotels.

*	Adjusted FFO per share of $1.26 to $1.30.

*	Fully diluted weighted average shares outstanding of 66.1 million.

2006 quarterly results will be partially impacted by our reporting calendar and by the timing of our 2006 capital expenditures.

For the period that we own our hotels in the second quarter of 2006, we expect:

*	RevPAR to increase 9.0 to 10.0 percent.

*	Hotel Adjusted EBITDA Margins to increase 110 to 150 basis points.

*	Adjusted EBITDA of $33.0 million to $35.0 million.

*	Adjusted FFO of $22.5 million to $24.5 million.

*	Adjusted FFO per share of $0.33 to $0.36.

*	Fully diluted weighted average shares outstanding of 69.6 million.

Dividend for First Quarter 2006

On April 11, 2006, a cash dividend of $0.18 per share was paid to shareholders of record as of March 24, 2006, the last day of our fiscal first quarter.

Major Capital Expenditures

We have and continue to make significant capital investments in our hotels. We have approximately $89.5 million of planned capital expenditures during 2006, which reflects a $5.5 million increase from our prior guidance primarily for capital expenditures at the recently acquired Chicago Marriott Downtown and Westin Atlanta North hotels. We spent $11.5 million on capital projects in the first fiscal quarter. The significant capital projects are as follows:

*	Bethesda Marriott Suites: We substantially completed all of the planned guest room renovations in the first quarter.

*	Courtyard Manhattan Fifth Avenue: We completed the guestroom and corridor renovation during 2005. The renovation of the lobby and other public spaces will be completed by the second quarter of 2006.

*	Courtyard Manhattan Midtown East: At the end of the first quarter, we substantially completed the renovation of guestrooms, lobby, restaurant and meeting space.

*

Frenchman’s Reef & Morning Star Marriott Beach Resort: We completed in 2005 the replacement of case goods in a portion of the guestrooms.  We are currently planning several significant projects at the hotel during 2006, including additional replacement of case goods in select rooms and the renovation of guestrooms, restaurants, and certain meeting space.  The work is expected to be done in the third and fourth quarter of this year.

*

Los Angeles Airport Marriott: In 2005, we completed a renovation of the hotel ballroom, conversion of a food outlet to a junior ballroom and renovation of the hotel bar. Additionally, we have accelerated the timing of a complete room renovation from 2007 to 2006. The project will consist of the renovation of the hotel guestrooms and bathrooms and is being funded, in part, by a $1.5 million non-recoverable contribution from Marriott International. The renovation began in April and is scheduled to be completed by November 2006.

*

Oak Brook Hills Marriott Resort: We will begin a significant renovation in the fourth quarter of 2006.  The renovation will include the hotel guestrooms and bathrooms, the hotel main ballroom and meeting rooms and the hotel lobby.

*

Orlando Airport Marriott:  We will begin a significant renovation in 2006. The renovation will include the hotel guestrooms and bathrooms, the hotel meeting rooms and the hotel lobby.  The renovation is scheduled for the third and fourth quarter of 2006.

*

Torrance Marriott: We are currently completing the renovation of the Torrance Marriott.  The initial phase of the project consisted of the renovation of the hotel guestroom soft goods and bathrooms and the renovation of the hotel’s main ballroom and meeting rooms, which were completed in January 2006.  During the second and third quarter of 2006, renovations will include the hotel lobby and the conversion of a food and beverage outlet to meeting space.

*	Vail Marriott: We are currently designing a major renovation of the hotel ballrooms.

Earnings Call

We will host a conference call to discuss first quarter and 2006 guidance on Wednesday, May 3, 2006, at 2:00pm Eastern Time (ET). To participate in the live call, investors are invited to dial 1-866-700-6979 (for domestic callers) or 617-213-8836 (for international callers). The participant passcode is 71199149. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at http://www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

About the Company

DiamondRock Hospitality Company is a self-advised REIT that is an owner and acquirer of premium hotel properties. We own 17 hotels that are comprised of 7,678 rooms. We have a strategic acquisition sourcing relationship with Marriott International. For further information, please visit our website at http://www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North hotel, and Vail Resorts, our manager of the Vail Marriott, report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North or for the Vail Marriott for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC (the manager of the Westin Atlanta North hotel) nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North and the Vail Marriott as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Ground Leases

Three of our hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, and Salt Lake City Downtown Marriott. In addition, part of a parking structure at a fourth hotel and two golf courses at two additional hotels are also subject to ground leases. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the first quarter 2006, contractual cash rent payable on the ground leases totaled $0.4 million and the Company recorded approximately $2.1 million in ground rent expense. The non-cash portion of ground rent expense recorded for the first fiscal quarter was $1.7 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 24, 2006	December 31, 2005

	(Unaudited)
ASSETS
Property and equipment, at cost	$1,299,290,024	$899,309,856
Less: accumulated depreciation	(37,832,310)	(28,747,457)
	1,261,457,714	870,562,399
Deferred financing costs, net	2,771,551	2,846,661
Restricted cash	23,373,763	23,109,153
Due from hotel managers	45,012,152	38,964,986
Favorable lease asset, net	10,476,609	10,601,577
Prepaid and other assets	14,524,944	10,495,765
Cash and cash equivalents	13,301,764	9,431,741
Total assets	$1,370,918,497	$966,012,282
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Debt, at face amount	$748,080,832	$428,394,735
Debt premium	2,744,957	2,782,322
Total debt	750,825,789	431,177,057
Deferred income related to key money, net	10,243,951	10,311,322
Unfavorable contract liability, net	89,165,354	5,384,431
Due to hotel managers	27,914,641	22,790,896
Dividends declared and unpaid	9,286,766	8,896,101
Accounts payable and accrued expenses	24,484,030	24,064,047
Total other liabilities	161,094,742	71,446,797
Shareholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 50,819,864 and 50,819,864 shares issued and outstanding at March 24, 2006 and December 31, 2005, respectively	508,199	508,199
Additional paid-in capital	492,540,387	491,951,223
Accumulated deficit	(34,050,620)	(29,070,994)
Total shareholders’ equity	458,997,966	463,388,428
Total liabilities and shareholders’ equity	$1,370,918,497	$966,012,282

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from January 1, 2006 to March 24, 2006	Period from January 1, 2005 to March 25, 2005

	(Unaudited)	(Unaudited)
Rooms	$54,514,752	$18,668,351
Food and beverage	24,069,962	6,414,097
Other	4,537,436	1,266,333
Total revenues	83,122,150	26,348,781
Operating Expenses:
Rooms	12,834,640	4,987,281
Food and beverage	16,889,295	5,081,237
Management fees	2,916,396	898,165
Other hotel expenses	28,907,387	11,614,685
Depreciation and amortization	9,047,108	4,362,146
Corporate expenses	2,566,888	2,009,430
Total operating expenses	73,161,714	28,952,944
Operating profit (loss)	9,960,436	(2,604,163)
Other Expenses (Income):
Interest income	(183,369)	(276,778)
Interest expense	5,807,705	2,854,269
Total other expenses	5,624,336	2,577,491
Income (loss) before income taxes	4,336,100	(5,181,654)
Income tax (benefit) expense	(29,914)	79,857
Net income (loss)	$4,366,014	$(5,261,511)
Earnings (loss) per share:
Basic and diluted	$0.08	$(0.25)

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2006 to March 24, 2006	Period from January 1, 2005 to March 25, 2005

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$4,366,014	$(5,261,511)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Real estate depreciation	9,047,108	4,362,146
Corporate asset depreciation as corporate expenses	22,000	—
Non-cash straight line ground rent	1,711,196	1,589,728
Non-cash financing costs as interest	184,238	171,024
Market value adjustment to interest rate caps	(18,911)	(8,445)
Amortization of debt premium and unfavorable contract liability	(69,258)	(71,320)
Amortization of deferred income	(67,371)	(33,791)
Stock-based compensation	577,164	548,845
Deferred income tax benefit	(29,914)	79,857
Changes in assets and liabilities:
Prepaid expenses and other assets	(170,354)	104,998
Due to/from hotel managers	(923,421)	(3,269,371)
Accounts payable and accrued expenses	(2,083,472)	(469,952)
Net cash provided by (used in) operating activities	12,545,019	(2,257,792)
Cash flows from investing activities:
Hotel acquisitions	(85,916,406)	(71,866,549)
Hotel capital expenditures	(11,534,755)	—
Receipt of deferred Key Money	—	4,000,000
Change in restricted cash	1,952,171	661,659
Purchase deposits and pre-acquisition costs	—	(6,415,275)
Net cash used in investing activities	(95,498,990)	(73,620,165)
Cash flows from financing activities:
Proceeds from mortgage debt	—	44,000,000
Draws on senior secured credit facility	24,000,000	—
Draws on short-term loan	79,500,000	—
Repayments of senior secured credit facility	(3,000,000)	—
Scheduled mortgage debt principal payments	(813,903)	(660,896)
Payment of financing costs	(109,128)	(640,196)
Payment of dividends	(8,942,975)	—
Payment of lender deposits	(3,810,000)	—
Net cash provided by financing activities	86,823,994	42,698,908
Net increase (decrease) in cash and cash equivalents	$3,870,023	$(33,179,049)
Cash and cash equivalents, beginning of period	9,431,741	76,983,107
Cash and cash equivalents, end of period	$13,301,764	$43,804,058
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$5,520,983	$2,470,138
Cash paid for income taxes	$802,260	$1,114,363

Non-GAAP Financial Measures

We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical

	Fiscal Quarter Ended March 24, 2006	Fiscal Quarter Ended March 25, 2005

Net income (loss)	$4,366,014	$(5,261,511)
Interest expense	5,807,705	2,854,269
Income tax (benefit) expense	(29,914)	79,857
Depreciation and amortization	9,047,108	4,362,146
EBITDA	$19,190,913	$2,034,761

	Forecast Second Quarter 2006

	Low End	High End

Net income	$9,200,000	$11,200,000
Interest expense	9,500,000	9,500,000
Income tax expense	1,000,000	1,000,000
Depreciation and amortization	12,000,000	12,000,000
EBITDA	$31,700,000	$33,700,000

	Forecast Full Year 2006

	Low End	High End

Net income	$26,400,000	$29,400,000
Interest expense	36,500,000	36,500,000
Income tax expense	3,000,000	3,000,000
Depreciation and amortization	50,000,000	50,000,000
EBITDA	$115,900,000	$118,900,000

	Chicago Marriott Downtown 2006 Budget

	Ownership Period	Full Year 2006

Net income	$4,900,000	$2,100,000
Interest expense	10,000,000	12,800,000
Income tax expense	800,000	400,000
Depreciation and amortization	8,000,000	10,500,000
EBITDA	$23,700,000	$25,800,000

	Westin Atlanta North

	May - Dec. 2006	Forward 12 Months

Net income	$2,350,000	$4,300,000
Income tax expense	50,000	100,000
Depreciation and amortization	1,300,000	1,900,000
EBITDA	$3,700,000	$6,300,000

Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

*	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

*

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

*

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

*

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended March 24, 2006	Fiscal Quarter Ended March 25, 2005

EBITDA	$19,190,913	$2,034,761
Non-cash ground rent	1,711,196	1,589,728
Non-cash amortization of unfavorable contract liabilities	(31,893)	(33,955)
Adjusted EBITDA	$20,870,216	$3,590,534

	Forecast Second Quarter 2006

	Low End	High End

EBITDA	$31,700,000	$33,700,000
Non-cash ground rent	1,700,000	1,700,000
Non-cash amortization of unfavorable contract liabilities	(400,000)	(400,000)
Adjusted EBITDA	$33,000,000	$35,000,000

	Forecast Full Year 2006

	Low End	High End

EBITDA	$115,900,000	$118,900,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)
Adjusted EBITDA	$122,000,000	$125,000,000

 We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

	Historical

	Fiscal Quarter Ended March 24, 2006	Fiscal Quarter Ended March 25,2005

Net income (loss)	$4,366,014	$(5,261,511)
Real estate related depreciation and amortization	9,047,108	4,362,146
FFO	$13,413,122	$(899,365)
FFO per Share (Basic and Diluted)	$0.26	$(0.04)

	Forecast Second Quarter 2006

	Low End	High End

Net income	$9,200,000	$11,200,000
Real estate related depreciation and amortization	12,000,000	12,000,000
FFO	$21,200,000	$23,200,000

	Forecast Full Year 2006

	Low End	High End

Net income	$26,400,000	$29,400,000
Real estate related depreciation and amortization	50,000,000	50,000,000
FFO	$76,400,000	$79,400,000

 Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

*	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

*

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

*

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

*

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended March 24, 2006	Fiscal Quarter Ended March 25, 2005

FFO	$13,413,122	$(899,365)
Non-cash ground rent	1,711,196	1,589,728
Non-cash amortization of unfavorable contract liabilities	(31,893)	(33,955)
Adjusted FFO	$15,092,425	$656,408
Adjusted FFO per Share (Basic and Diluted)	$0.29	$0.03

	Forecast Second Quarter 2006

	Low End	High End

FFO	$21,200,000	$23,200,000
Non-cash ground rent	1,700,000	1,700,000
Non-cash amortization of unfavorable contract liabilities	(400,000)	(400,000)
Adjusted FFO	$22,500,000	$24,500,000

	Forecast Full Year 2006

	Low End	High End

FFO	$76,400,000	$79,400,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)
Adjusted FFO	$82,500,000	$85,500,000

Certain Definitions

In this release, when we discuss our hotels on a “Same Store” basis, we are discussing all of our hotels except the newly built SpringHill Suites Atlanta Buckhead, which we exclude for all periods prior to its opening in July of 2005 and the comparable period in 2006.

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotel due to the straight lining of the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset. Hotel EBITDA represents hotel net income (loss) excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

Market Capitalization as of March 24, 2006

Enterprise Value	March 24, 2006

Common equity capitalization (at 3/24/06 closing price of $12.97/share)	$673,943,444
Consolidated debt	750,825,789
Cash and cash equivalents	(13,301,764)
Total enterprise value	$1,411,467,469
Dividend Per Share
Common dividend declared (holders of record on March 24, 2006)	$0.18
Share Reconciliation
Common shares outstanding, held by third parties	46,199,193
Common shares outstanding, held by Marriott International	4,428,571
Common shares outstanding, held by management and directors	192,100
Subtotal	50,819,864
Unvested restricted stock held by management and employees	747,000
Share grants under deferred compensation plan held by corporate officers	394,851
Combined shares outstanding	51,961,715

Debt Summary at March 24, 2006
(dollars in thousands)

Property	Interest Rate	Spread to LIBOR		Outstanding Principal	Maturity

Courtyard Manhattan/ Midtown East	5.195%	Fixed		$43,899	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed		37,733	December 2014
Courtyard Manhattan/ Fifth Avenue	7.45%	270	bps	23,000	January 2007
Marriott Griffin Gate Resort	5.110%	Fixed		30,281	January 2010
Bethesda Marriott Suites	7.690%	Fixed		19,168	February 2023
Los Angeles Airport Marriott	5.300%	Fixed		82,600	June 2015
Marriott Frenchman’s Reef	5.440%	Fixed		62,500	July 2015
Renaissance Worthington	5.400%	Fixed		57,400	June 2015
Orlando Airport Marriott	5.680%	Fixed		59,000	December 2015
Chicago Marriott Downtown	6.54%	155	bps	220,000	March 2008
Wachovia Short-term Chicago Bridge loan	6.14%	145	bps	79,500	May 2006
Credit Facility Borrowings	6.14%	145	bps	33,000	July 2008
Total Debt (excluding Debt Premium)				748,081

Portfolio Composition and Projected Total Investment

Property	Location	Number of Rooms	2005 Investment (1)

Atlanta Alpharetta Marriott	Atlanta, GA	318	$38,833,000
Westin Atlanta North	Atlanta, GA	369
Bethesda Marriott Suites	Bethesda, MD	272	42,185,000
Chicago Marriott Downtown	Chicago, IL	1,192
Courtyard Manhattan / Fifth Avenue	New York, NY	185	41,832,000
Courtyard Manhattan / Midtown East	New York, NY	307	75,382,000
Frenchman’s Reef & Morning Star Marriott Beach Resort	St. Thomas, USVI	504	76,106,000
Los Angeles Airport Marriott	Los Angeles, CA	1,004	114,681,000
Marriott Griffin Gate Resort	Lexington, KY	408	49,779,000
Oak Brook Hills Marriott Resort	Oak Brook, IL	384	66,165,000
Orlando Airport Marriott	Orlando, FL	486	71,154,000
Renaissance Worthington Hotel Fort Worth	Fort Worth, TX	504	80,811,000
Salt Lake City Marriott Downtown	Salt Lake City, UT	510	51,123,000
SpringHill Suites Atlanta Buckhead	Atlanta, GA	220	34,341,000
The Lodge at Sonoma, a Renaissance Resort and Spa	Sonoma, CA	182	32,430,000
Torrance Marriott	Los Angeles County, CA	487	67,421,000
Vail Marriott Mountain Resort and Spa	Vail, CO	346	65,259,000
Total		7,678	$907,502,000

Property	2006 Hotel Acquisitions		2006 Budgeted Capital Expenditures (2)	Y/E 2006 Total Projected Investment(3)	Projected Investment Per Room

Atlanta Alpharetta Marriott	$		$290,000	$39,123,000	$123,028
Westin Atlanta North		62,614,000	2,100,000	64,714,000	175,377
Bethesda Marriott Suites			5,872,000	48,057,000	176,680
Chicago Marriott Downtown		308,200,000	2,150,000	310,350,000	260,361
Courtyard Manhattan/ Fifth Avenue			2,539,000	44,371,000	239,843
Courtyard Manhattan/ Midtown East			2,827,000	78,209,000	254,752
Frenchman’s Reef & Morning Star Marriott Beach Resort			10,870,000	86,976,000	172,571
Los Angeles Airport Marriott			18,428,000	133,109,000	132,579
Marriott Griffin Gate Resort			1,933,000	51,712,000	126,745
Oak Brook Hills Marriott Resort			11,761,000	77,926,000	202,932
Orlando Airport Marriott			12,235,000	83,389,000	171,582
Renaissance Worthington Hotel Fort Worth			3,106,000	83,917,000	166,502
Salt Lake City Marriott Downtown			3,726,000	54,849,000	107,547
SpringHill Suites Atlanta Buckhead			40,000	34,381,000	156,277
The Lodge at Sonoma, a Renaissance Resort and Spa			512,000	32,942,000	181,000
Torrance Marriott			7,450,000	74,871,000	153,739
Vail Marriott Mountain Resort and Spa			3,690,000	68,949,000	199,275
Total		$370,814,000	$89,529,000	$1,367,845,000	$178,151

(1)	As of December 31, 2005.
(2)	2006 Budgeted Capital Expenditures represents capital expenditures regardless of whether they will be paid for through an escrow account or owner funding.
(3)	Total projected investments for each hotel property is the gross book value of the hotel as of December 31, 2005 plus budgeted 2006 capital improvements.

Pro Forma Operating Statistics (1)

	ADR			Occupancy

	1Q 2006	1Q 2005	B/(W)	1Q 2006	1Q 2005	B/(W)

Atlanta Alpharetta	$143.94	$132.74	8.4%	62.3%	61.8%	0.5%
Westin Atlanta North(2)	$145.74	$133.20	9.4%	61.5%	62.8%	(1.3)%
Bethesda Marriott Suites	$180.23	$172.09	4.7%	59.1%	61.0%	(1.9)%
Buckhead SpringHill Suites	$117.35	N/A	N/A	68.2%	N/A	N/A
Chicago Marriott	$165.51	$151.21	9.5%	64.1%	51.8%	12.3%
Courtyard Fifth Avenue	$198.50	$166.79	19.0%	85.4%	77.8%	7.6%
Courtyard Midtown East	$206.48	$184.82	11.7%	64.9%	84.9%	(20.1	) %
Frenchman’s Reef (2)	$282.73	$266.77	6.0%	82.3%	82.9%	(0.6	) %
Griffin Gate Marriott	$109.24	$101.42	7.7%	49.1%	52.1%	(3.0	) %
Los Angeles Airport	$113.42	$103.67	9.4%	84.2%	80.7%	3.4%
Oak Brook Hills (3)	$130.45	$109.28	19.4%	38.4%	37.2%	1.2%
Orlando Airport Marriott (3)	$125.32	$113.11	10.8%	81.7%	92.0%	(10.3	) %
Salt Lake City Marriott	$129.57	$123.03	5.3%	78.3%	68.6%	9.7%
Sonoma Renaissance	$167.45	$161.67	3.6%	58.4%	54.7%	3.7%
Torrance Marriott	$107.92	$106.09	1.7%	79.7%	81.8%	(2.2	) %
Vail Marriott (2)	$302.06	$261.42	15.5%	88.9%	80.0%	8.9%
Renaissance Worthington	$165.78	$146.91	12.8%	78.8%	78.2%	0.6%

	RevPAR				Hotel Adjusted EBITDA Margin

	1Q 2006	1Q 2005	B/(W)		1Q 2006		1Q 2005		B/(W)

Atlanta Alpharetta	$89.69	$81.99	9.4%		33.8%		31.8%		2.01%
Westin Atlanta North (2)	$89.64	$83.70	7.1%		28.3%		25.8%		2.56%
Bethesda Marriott Suites	$106.48	$104.96	1.5%		17.1%		24.1%		(7.04	) %
Buckhead SpringHill Suites	$79.99	N/A	N/A		40.9%		N/A		N/A
Chicago Marriott	$106.09	$78.32	35.4%		14.3%		1.0%		13.29%
Courtyard Fifth Avenue	$169.46	$129.79	30.6%		21.5%		25.2%		(3.69	) %
Courtyard Midtown East	$133.93	$156.98	(14.7	) %	10.3%		27.8%		(17.59	) %
Frenchman’s Reef (2)	$232.58	$221.15	5.2%		34.3%		36.6%		(2.31	) %
Griffin Gate Marriott	$53.66	$52.85	1.5%		6.8%		3.8%		3.00%
Los Angeles Airport	$95.47	$83.71	14.0%		32.5%		27.8%		4.68%
Oak Brook Hills (3)	$50.09	$40.65	23.2%		(2.6	) %	(2.7	) %	0.02%
Orlando Airport Marriott (3)	$102.35	$104.05	(1.6	) %	36.2%		36.4%		(0.18	) %
Salt Lake City Marriott	$101.49	$84.43	20.2%		32.2%		25.6%		6.59%
Sonoma Renaissance	$97.85	$88.50	10.6%		2.2%		(7.6	) %	9.83%
Torrance Marriott	$85.97	$86.83	(1.0	) %	25.0%		26.2%		(1.21	) %
Vail Marriott (2)	$268.51	$209.13	28.4%		46.3%		43.9%		2.38%
Renaissance Worthington	$130.67	$114.88	13.8%		30.7%		25.9%		4.76%

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include only the months of January and February.
(3)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of January 1, 2005 - March 31, 2005.

Hotel Adjusted EBITDA Reconciliation (1)

	1st Quarter 2006

			Plus:	Plus:	Plus:	Equals:

	Total Revenues	Net Income/ (Loss)	Depreciation	Interest Expense	Non-Cash Ground Rent(2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,562	$880	$324	$—	$—	$1,203
Westin Atlanta North (3)	$3,116	$883	$—	$—	$—	$883
Bethesda Marriott Suites	$3,240	$(1,790)	$517	$348	$1,478	$553
Buckhead SpringHill Suites	$1,614	$395	$266	$—	$—	$660
Chicago Marriott	$16,201	$(3,069)	$2,337	$3,051	$—	$2,319
Courtyard Fifth Avenue	$2,669	$(311)	$385	$428	$72	$574
Courtyard Midtown East	$3,593	$(705)	$626	$447	$—	$368
Frenchman’s Reef(3)	$9,818	$1,571	$1,000	$800	$—	$3,371
Griffin Gate Marriott	$3,730	$(619)	$514	$357	$1	$254
Los Angeles Airport	$13,897	$2,468	$1,027	$1,020	$—	$4,515
Oak Brook Hills	$3,828	$(1,025)	$799	$—	$125	$(101)
Orlando Airport Marriott	$6,299	$494	$1,012	$776	$—	$2,282
Salt Lake City Marriott	$6,522	$1,047	$584	$467	$—	$2,099
Sonoma Renaissance	$2,865	$(350)	$414	$—	$—	$63
Torrance Marriott	$5,046	$780	$482	$—	$—	$1,263
Vail Marriott (3)	$7,224	$2,813	$529	$—	$—	$3,342
Renaissance Worthington	$9,142	$1,554	$531	$722	$—	$2,806

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	Where applicable, also includes the amortization of unfavorable contract or lease liability.
(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include only the months of January and February.

Hotel Adjusted EBITDA Reconciliation (1)

	1st Quarter 2005

			Plus:	Plus:	Plus:	Equals:

	Total Revenues	Net Income/ (Loss)	Depreciation	Interest Expense	Non-Cash Ground Rent (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,430	$783	$307	$—	$—	$1,090
Westin Atlanta North (3)	$3,156	$814	$—	$—	$—	$814
Bethesda Marriott Suites	$3,231	$(1,559)	$509	$345	$1,484	$779
Buckhead SpringHill Suites	$—	$—	$—	$—	$—	$—
Chicago Marriott	$12,309	$(5,261)	$2,337	$3,051	$—	$127
Courtyard Fifth Avenue	$2,069	$(367)	$507	$309	$72	$521
Courtyard Midtown East	$4,294	$(134)	$778	$552	$—	$1,195
Frenchman’s Reef(3)	$9,280	$1,962	$589	$850	$—	$3,401
Griffin Gate Marriott	$3,545	$(697)	$458	$373	$1	$135
Los Angeles Airport	$12,371	$1,491	$883	$1,067	$—	$3,441
Oak Brook Hills (4)	$3,743	$(1,114)	$876	$—	$138	$(100)
Orlando Airport Marriott (4)	$7,177	$1,284	$555	$774	$—	$2,613
Salt Lake City Marriott	$5,486	$339	$561	$504	$—	$1,404
Sonoma Renaissance	$2,643	$(864)	$411	$251	$—	$(201)
Torrance Marriott	$5,329	$(295)	$1,136	$557	$—	$1,398
Vail Marriott (3)	$6,096	$2,121	$554	$—	$—	$2,675
Renaissance Worthington	$8,157	$731	$643	$741	$—	$2,116

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	Where applicable, also includes the amortization of unfavorable contract or lease liability.
(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include only the months of January and February.
(4)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of January 1, 2005 - March 31, 2005.

SOURCE  DiamondRock Hospitality Company
           -0-                                                                      05/02/2006
           /CONTACT:  Mark W. Brugger of DiamondRock Hospitality Company, +1-240-744-1150/
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